Exhibit 99.1
Frontier Communications
3 High Ridge Park
Stamford, CT 06905
203.614.5600
www.frontier.com
Contact:
Steve Crosby
SVP, Government and Regulatory Affairs
916.206.8198
steven.crosby@ftr.com

FRONTIER COMMUNICATIONS PROVIDES INTEGRATION UPDATE ON ITS RECENTLY CLOSED ACQUISITION

Systems conversion and customer billing are on schedule

STAMFORD, Conn., July 15, 2010 -- Frontier Communications Corporation (NYSE: FTR), the leading provider of communications services to rural America, today announced a status update on its transition activities in 14 states acquired from Verizon Communications on July 1, 2010.

Thirteen states involved in the transaction are supported by a stand-alone system carved out from Verizon.  The only state requiring conversion to Frontier systems at closing was West Virginia, where Frontier is now the largest provider of communications services.  “The systems conversion in West Virginia has gone according to plan and on schedule,” said Maggie Wilderotter, Chairman and CEO of Frontier.  “This week customers began receiving new Frontier-branded bills, which was a key milestone in the conversion process.”   The conversion team is also actively and methodically addressing the backlog of orders inherited from Verizon before the closing and orders that accumulated as with any system conversion.  “All of our employees, and especially those in West Virginia, are going beyond the call of duty to help us execute this short-term conversion so that we can focus 100 percent on expanding broadband.  This is especially true in West Virginia, which ranks 47th in the nation for broadband availability.  Its citizens deserve better and will get it from Frontier,” said Mrs. Wilderotter.

The markets in the other 13 states that were part of the transaction represent 87 percent of the acquired lines.  In these markets, the transfer of ownership has gone as expected and is on schedule.  Frontier intends to provide a full update on its conversion activities, marketing programs and broadband expansion plan during its second-quarter 2010 earnings conference call on August 4, 2010 at 9:00 a.m. Eastern time.  Details regarding the call are available at www.frontier.com/ir.

About Frontier
Frontier Communications Corporation (NYSE: FTR) offers voice, High-Speed Internet, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for small businesses and home offices, and advanced business communications Access Solutions for medium and large businesses in 27 states and with approximately 14,600 employees. More information is available at www.frontier.com and www.frontier.com/ir.

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